Exhibit 19.2

DocID: DKS-COMP-02.01	Document Name: INSIDER TRADING PRE-CLEARANCE GUIDELINES		Document Type: Other
Version #: 1.2	Functional Area: Legal	Issued by: General Counsel	Issue Date: 03/26/25	Page #: Page 1 of 4

I.Scope:

The following categories of individuals and/or entities (collectively, the “Pre-Clearance Persons”) may not engage in any transaction involving Company Securities without first complying with these Insider Trading Pre-Clearance Guidelines (“Pre-Clearance Guidelines”):
•Members of the Company’s Board of Directors
•Company Personnel with a level of Vice President or higher (or the equivalent thereof)
•Designated Company Personnel in Finance, Investor Relations, and Legal
•Other Company Personnel designated by the General Counsel
•Administrative Assistants, Chiefs of Staff and other Company Personnel who support any of the above-named Company Personnel
•Family Members of the above-named Company Personnel (but only if such Family Members are also Company Personnel)
•Controlled Companies of the above-named Company Personnel
Capitalized terms used but not defined herein have the meanings assigned to them in the Company’s Insider Trading Policy (the “Policy”). If Company employees are unsure whether they are subject to these Pre-Clearance Guidelines, they should contact the Company’s Legal Department.

II.Requirements:

Pre-Clearance Persons are required to (i) provide the Company written notice of any proposed transaction in Company Securities and (ii) receive clearance prior to entering into that proposed transaction, in each case as set forth below.

To prevent inadvertent violations of the Policy and to avoid the appearance of an improper transaction, Pre-Clearance Persons must follow the steps below to obtain pre-clearance prior to undertaking any transaction in Company Securities, which includes any acquisition, disposition (including a bona fide gift transaction) or other transfer, whether through the Company’s stock plan administrator (currently E*Trade), another broker or otherwise (other than Excepted Transactions described under Section IV(d) of the Policy (Transactions for Which this Policy Does Not Apply). Note that, although a bona fide gift transaction is an Excepted Transaction under the Policy, Pre-Clearance Persons must still follow the steps below to obtain pre-clearance for such bona fide gift transactions:

Step One: During an open Quarterly Trading Window, complete and sign a “Request for Pre-Clearance to Transact in DICK’S Sporting Goods Securities” form. With respect to any bona fide gift transaction, during an open Quarterly Trading Window or Quarterly Restricted Period or Special Restricted Period, complete and sign a “Request for Pre-Clearance to Transact in DICK’S Sporting

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Goods Securities” form. A copy of this form is attached hereto as Schedule A. Additional copies may be obtained from StockPlans@dcsg.com.

Step Two: Email the completed and signed form to StockPlans@dcsg.com. Other than bona fide gift transactions, any such request received or dated during a Quarterly Restricted Period or Special Restricted Period will not be considered for approval and will thereafter need to be re-submitted during an open Quarterly Trading Window (and/or following the conclusion of such Special Restricted Period, as applicable) to be considered.

Step Three: The Pre-Clearance Person’s request will be reviewed by the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel or their authorized designees, as communicated to stockplans@dcsg.com. The Pre-Clearance Person will receive notice of approval or denial of their request, and such Pre-Clearance Person may not trade unless they have received notice of approval.

Step Four: If approved, the Pre-Clearance Person will then have until the earlier of (i) five (5) trading days from the date of approval (inclusive of the date such Pre-Clearance Person received approval) and/or (ii) the closing of the Quarterly Trading Window (the “Open Period”) to conduct their approved transaction(s). With respect to any bona fide gift transaction, if approved, the Pre-Clearance Person will then have until five (5) trading days from the date of approval (inclusive of the date such Pre-Clearance Person received approval) (the “Gift Open Period”) to conduct their approved transaction. After the Open Period or Gift Open Period expires, the Pre-Clearance Person must repeat the pre-clearance process (as outlined in Steps One through Three above) prior to conducting any further transactions. Any sell/buy orders that are outstanding as of the end of the Open Period, other than those included in an approved, existing Rule 10b5-1 Plan, must be cancelled; in the case of transactions conducted through the Company’s stock plan administrator (currently E*Trade), such orders will automatically be cancelled on the date the Quarterly Trading Window closes and the Quarterly Restricted Period begins.

When a pre-clearance request is made, the Pre-Clearance Person should carefully consider whether they may be aware of any material, nonpublic information about the Company, as further discussed in the Policy, and should fully describe those circumstances in their request. If such person is subject to Section 16 under the Exchange Act, they should also determine whether they have effected any non-exempt “opposite-way” transactions within the prior six months, and should be prepared to review any Form 4 or Form 5 that will be required to be filed in connection with such transaction. The Pre-Clearance Person should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

III.References/ Appendix: (if applicable)

Insider Trading Policy; Employee Code of Ethics and Business Conduct; Directors’ Code of Ethics and Business Conduct; Disclosure Policy

IV.Administrative Responsibility:

General Counsel - Legal Department is responsible for the administration and enforcement of the Insider Trading Policy. Questions regarding the Policy should be directed to LegalDepartment@dcsg.com

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V.Change Log

Version	Author	Date	Description of Changes
X.X			Please contact Legal for previous versions
1.0	M. Worley	07/20/2018	Policy updated to comply with new format
1.1	A. Crist	2/28/2023	Improve readability; newly defined terms; added gift to Schedule A
1.2	C. Clark; A. Crist	03/26/25
Revise Section I to add defined term “Pre-Clearance Persons” which includes new categories – (a) Family Members of select Company Personnel (but only if they are also Company Personnel) and Controlled Companies; and revise Section II and Schedule A to clarify pre-clearance process for bona fide gifts during Quarterly Restricted Period or Special Restricted Period

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SCHEDULE A
Request for Pre-Clearance to Transact in DICK’S Sporting Goods Securities

Submit the completed and signed form to StockPlans@dsg.com.

Name:     _

Title:

Type of proposed transaction (check box that applies):

☐ Option exercise

☐ Purchase

☐ Sale
☐ Gift

☐ Other form of transaction (describe:     )

To the extent that this pre-clearance relates to a gift, and it is being made during a Quarterly Restricted Period or Special Restricted Period, I will instruct the recipient to not trade the Company Securities until the Quarterly Trading Window opens or the conclusion of such Special Restricted Period, as applicable.

I hereby certify that I am not aware of any material non-public information relating to the Company and Company Securities and that the information contained in this Certificate is true and correct as of the date below and will continue to be true and correct through the date of any transaction.

By:

Name:

Date:

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